Desiree M. Franklin
DIRECT DIAL:  (901) 577-2183

INTERNET ADDRESS:  dfranklin@bdbc.com

                                October 25, 2000

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

Re: FIRST FUNDS (THE TRUST), COMPRISED OF U.S. GOVERNMENT MONEY MARKET PORTFOLIO; MUNICIPAL MONEY MARKET PORTFOLIO; CASH RESERVE PORTFOLIO; U.S. TREASURY MONEY MARKET PORTFOLIO (EXCLUDING CLASS IV THEREOF) GROWTH AND INCOME PORTFOLIO (FORMERLY TOTAL RETURN EQUITY PORTFOLIO); BOND PORTFOLIO (FORMERLY TOTAL RETURN FIXED INCOME PORTFOLIO); INTERMEDIATE BOND PORTFOLIO AND TENNESSEE TAX-FREE PORTFOLIO

         File No. 33-46374
                  811-06589

         Post-Effective Amendment No. 24

Dear Sirs:

         We serve as counsel to the above-referenced Trust. In that capacity, we have reviewed the Post-Effective Amendment No. 24 to the Trust's Registration Statement on Form N-1A which accompanies this letter ("Amendment"), including the covering letter thereto. The Amendment was prepared by ALPS Mutual Fund Services, Inc. ("ALPS"), the Trust's Administrator, and, as stated in the covering letter to the Amendment, is being filed for the principal purpose of making certain editorial and other changes in the disclosures contained in the Trust's most recent post-effective amendment in connection with the annual update of the Trust's Registration Statement. The changes are noted in the covering letter to the Amendment. Pursuant to paragraph (b)(4) of Rule 485, we represent that, to the best of our knowledge based upon the statement of ALPS contained in the covering letter to the Amendment and our review of the Amendment, the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

         Further, we consent to the use of our name in the Registration Statement and elsewhere as it may appear.

                                             Sincerely

                                             BAKER, DONELSON, BEARMAN & CALDWELL